EXHIBIT 23.1
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                    CONSENT OF INDEPENDENT AUDITORS
                    -------------------------------


The Board of Directors
Urban Shopping Centers, Inc.:

We consent to incorporation by reference in the registration statement on Form S-8 of Urban Shopping Centers, Inc. of our reports dated February 5, 1999, except as to note 12, which is as of March 1, 1999, relating to the consolidated balance sheets of Urban Shopping Centers, Inc. as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998, and related schedule, which reports appear in the December 31, 1998 annual report on Form 10-K of Urban Shopping Centers, Inc.




/s/ KPMG LLP





Chicago, Illinois
January 31, 2000